EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REVISES EXPECTATIONS FOR SECOND QUARTER

BIRMINGHAM, Ala. (August 13, 2007) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced it has revised expectations for the second quarter ended August 4, 2007.

For the 13-week period ended August 4, 2007, the Company expects to report a comparable store sales increase of 2.6% on a fiscal basis compared with the 13-week period ended July 29, 2006 and a decrease of 5.6% on a comparable store, comparable week basis. Earnings per diluted share for the fiscal second quarter is expected to be approximately $0.14 to $0.17 compared with $0.12 in the prior-year period. The Company opened a net of 14 stores during the second quarter, bringing the chain to 634 stores.

The Company had previously expected to report earnings per diluted share of $0.20 to $0.24 for the second quarter with a fiscal comparable store sales increase in the high single digits and flat to up to 2% on a comparable store, comparable week basis.

The Company plans to provide updated guidance for fiscal 2008, as well as its guidance for the third quarter, when it reports complete results for the second quarter on August 23, 2007, with its regularly scheduled conference call to follow at 10:00 am ET on August 24, 2007.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "A continued sales downtrend in our urban stores and an overall softness in consumer shopping patterns have led us to readjust our expectations for the second quarter. Strong results in branded apparel and accessories were offset by weakness in pro-licensed merchandise and the lack of compelling footwear product to energize our consumer. Although the very preliminary read on third quarter trends have improved and much is left to unfold for the quarter, we remain confident that the strength of our concept will keep us well-positioned for any challenges and opportunities during the balance of the year."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding sales (including comparable store sales), sale shifts and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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